Exhibit 99.1

Socket Mobile Media Contact:	Editorial Contacts:
Carol Montalvo	Monica Appelbe or Michelle Homes
Director Marketing Communications	LEWIS PR
(510) 933-3051	(415) 992-4400
carol@socketmobile.com	socketmobile@lewispr.com

Socket Mobile Investor Contact:	Investor Relations Contacts:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 933-3035	(323) 468-2300
dave@socketmobile.com	sckt@mkr-group.com

Socket Mobile Reports Q4 Revenue up 26% Sequentially and Year-Over-Year

NEWARK, Calif., - February 11, 2008 - Socket Communications, Inc. (NASDAQ: SCKT), dba Socket Mobile, Inc., an innovative provider of mobile productivity products, today reported financial results for the 2007 fourth quarter and year ended December 31, 2007.

Revenue for the fourth quarter of 2007 was $6.8 million, a 26% increase over revenue of $5.4 million in both the fourth quarter of 2006 and in the third quarter of 2007. Net loss applicable to common stockholders for the fourth quarter was $431,000, or a loss of $0.01 per share, compared to a net loss applicable to common stockholders of $1.3 million, or a loss of $0.04 per share, in the fourth quarter of 2006 and a net loss of $898,000, or a loss of $0.03 per share, in the previous sequential quarter. The portion of the net loss attributable to stock option expensing in the fourth quarter was $231,000, or $0.01 per share, compared to $281,000, or $0.01 per share, in the fourth quarter of 2006 and $258,000 or $0.01 per share in the previous sequential quarter.

Kevin Mills, president and chief executive officer, commented, "2007 was a year of change for Socket as we successfully transitioned from being a peripherals supplier to a systems supplier for the business mobility market. We outlined a new strategic direction at the beginning of 2007 around the introduction of our own handheld mobile computing device, the SoMo 650, designed expressly for business applications. In the fourth quarter, we recognized SoMo revenue of $826,000, an increase of 84% over the previous quarter. Overall customer response to the SoMo has been excellent and many have completed their evaluations and are now in the early stages of deployment. At the same time, we achieved sequential and year-over-year growth in our data collection and OEM products. We were pleased to finish the year having made this transition and having achieved near record revenue in the fourth quarter.

"As we enter 2008, we are focused on establishing the SoMo and our systems solutions in the mobile workforce market. Thus far, we are seeing excellent opportunities across all our traditional vertical markets, including health care, retail merchandising, hospitality and automotive. We are also seeing growth in Europe and will soon introduce multiple language support for the SoMo that will expand our available market and help accelerate sales. Looking ahead, we expect the pace of SoMo sales growth to build as more deployments roll out. We also plan to strategically invest in additional sales personnel and marketing programs to expand our market outreach and to support continued growth," Mr. Mills concluded.

Revenue for the 2007 full year totaled $24.1 million, compared to $25.0 million for 2006. Net loss applicable to common stockholders for 2007 was $3.3 million, or a loss of $0.10 per share, compared to a net loss applicable to common stockholders of $2.9 million, or a loss of $0.09 per share, for 2006. The portion of the net loss attributable to stock option expensing in 2007 was $1,023,000, or $0.03 per share, compared to $1,215,000, or $0.04 per share in 2006. Cash and cash equivalents were approximately $5.0 million at December 31, 2007, compared to $6.1 million at December 31, 2006 and $4.4 million at September 30, 2007.

Conference Call
Management of Socket will hold a conference call and web cast today at 8:30 A.M. PST (11:30 A.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-8033 from within the U.S. or (201) 689-8033 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. Access code for the replay is 286# followed by conference ID 270843#. The call will also be carried live and available via replay through a link on Socket's website at www.socketmobile.com.

About Socket Mobile
Socket Mobile makes mobility computing and productivity work. The company is a one-stop supplier of mobile computing hardware systems, offering a handheld mobile computer specifically designed for business mobility use and an extensive portfolio of essential mobile data collection and networking peripherals that enable mobile automation and productivity increases. The company also offers OEM solutions. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com.

Forward Looking Statements
This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include, but are not limited to, statements indicating our new handheld mobile computer product rollout, including details on the timing, distribution and market acceptance of the product, and statements predicting trends, sales and market opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to, the risk that our new product may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our integrator program and current distribution channels may not choose to distribute the new product or may not be successful in doing so, the risk that acceptance of our new product in vertical application markets may not happen as anticipated and the risk that evidence of strength in the mobile computing market may not be indicative of a trend, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket is a registered trademark of Socket Communications, Inc., dba Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2008, Socket Communications, Inc. dba Socket Mobile, Inc. All rights reserved.

--Financial tables to follow--

Socket Communications, Inc. Condensed Summary Statements of Operations (Amounts in thousands except per share amounts)
	Year ended Dec 31,		Three Months ended Dec 31,
	(Unaudited) 2007	2006*	(Unaudited) 2007	(Unaudited) 2006
Revenue	$ 24,118	$ 24,981	$ 6,846	$ 5,393
Cost of revenue	12,244	12,790	3,457	2,800
Gross profit	11,874	12,191	3,389	2,593
Gross profit percent	49%	49%	50%	48%
Research and development	5,005	5,137	1,293	1,383
Sales and marketing	7,380	7,145	1,852	1,703
General and administrative	2,742	2,698	637	620
Amortization of intangible technology	135	140	33	33
Total operating expenses	15,262	15,120	3,815	3,739
Interest income, net	(80)	(167)	(3)	(39)
Deferred tax expense	32	150	8	150
Net loss	(3,340)	(2,912)	(431)	(1,257)
Preferred stock dividends	--	(11)	--	--
Net loss applicable to common stockholders	$ (3,340)	$ (2,923)	$ (431)	$ (1,257)
Basic and diluted net loss per share applicable to common stockholders	$ (0.10)	$ (0.09)	$ (0.01)	$ (0.04)
Weighted average shares outstanding: Basic Fully Diluted	31,929 31,929	31,447 31,447	31,983 31,983	31,851 31,851
*Derived from audited financial statements.

Socket Communications, Inc. Condensed Summary Balance Sheets (Amounts in thousands)
	December 31,
	(Unaudited) 2007	2006*
Cash	$ 4,963	$ 6,104
Accounts receivable	2,615	2,699
Inventories	2,438	2,350
Other current assets	283	193
Property and equipment, net	1,145	742
Goodwill	9,798	9,798
Intangible technology	474	609
Other assets	258	292
Total Assets	$ 21,974	$ 22,787

Accounts payable and accrued liabilities	$ 3,281	$ 3,192
Bank line of credit	2,622	2,213
Deferred income on shipments to distributors	1,745	1,473
Other liabilities	792	158
Common and convertible preferred stock	53,686	52,563
Accumulated deficit	(40,152)	(36,812)
Total Liabilities and Equity	$ 21,974	$ 22,787
*Derived from audited financial statements.

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